UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

July 16, 2007

Solution Technology International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27842	52-1988677

(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

Garrett Information Enterprise Center
685 Mosser Road, Suite 11
McHenry, MD 21541

(Address of principal executive offices) (Zip Code)

(301) 387-6900

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On July 16, 2006 the Registrant (“Solution Technology International”) issued a total of 17,500,000 shares of its common stock, $0.01 par value per share, for total payments of $175,000 from the following individuals in the following amounts and a warrant for the issuance of 25,000,000 shares of common stock at an exercise price of $.01 per share that is exercisable for two years to Idis Holdings LLC:

Name	Number of Shares	Amount Paid
Idis Holdings LLC	15,000,000	$150,000
Joel H. Bernstein	2,500,000	$25,000

TOTAL	17,500,000	$175,000

Under the terms of equity investment by these investors Solution Technology International has agreed to register these shares.

The above securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, to a person who is sophisticated in such transactions and who had knowledge of and access to sufficient information about Solution Technology International to make an informed investment decision. The purchasers of these securities were aware that they would receive restricted securities.

Item 8.01 Other Events.

Solution Technology International has entered into a term sheet with Westside Capital LLC to provide $2.8 million in financing through the issuance of 7,000,000 warrants at increasing exercise prices of $0.075, $0.12 and $0.20. Solution Technology International will register the shares of its common stock underlying the warrants. The financing is dependent upon completion of due diligence to the satisfaction of Westside Capital LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Dan L. Jonson
Dan L. Jonson
President and Chief Executive Officer

Date: July 20, 2007